QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.16

THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (the "ACT"). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE PAYEE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

SECURED PROMISSORY NOTE

$	January 19, 2007 Denver, Colorado

        FOR VALUE RECEIVED, LOCAL MATTERS, INC., a Delaware corporation ("Company"), hereby promises to pay to                        , an individual residing at                         ("Payee"), in lawful money of the United States of America and in immediately available funds, the principal sum of $                        (the "Face Amount"), together with accrued and unpaid interest thereon, each due and payable on the dates, in the manner, and subject to the terms and conditions set forth below.

        This Promissory Note (the "Note") is being issued in exchange for one of the Cash Notes (as defined in the Purchase Agreement as defined below) referred to in and executed and delivered in connection with that certain Stock Purchase Agreement, dated as of October 14, 2005, executed by Company, the Payee and the other Shareholders (as defined therein) (as the same may from time to time be amended, modified or supplemented or restated, the "Purchase Agreement"), pursuant to that certain Note Exchange, Amendment, Termination and Release Agreement, dated the date hereof (the "Exchange Agreement"). Additional rights and obligations of Payee are set forth in the Purchase Agreement and the Exchange Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement; provided, however, that the terms Cash Note and Cash Notes, as used herein, refer to this Note and the other similar notes issued upon exchange of the Cash Notes issued on October 14, 2005. The Face Amount of this Note gives effect to payments made on or about October 31, 2006, and includes additional principal amount added upon exchange pursuant to the Exchange Agreement of the balance of certain Convertible Notes, as set forth in the Exchange Agreement.

        1.    Principal Repayment.    The Face Amount, together with all accrued and unpaid interest thereon, shall be due and payable in installments, as follows:

          1.1   On October 31, 2007, an amount of principal and accrued and unpaid interest shall be paid to the holders of the Cash Notes (referred to herein individually as a "Cash Note Holder" and collectively as the "Cash Note Holders") equal to the greater of (i) such Cash Note Holder's pro rata portion of $1,000,000, calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by all Cash Note Holders, and (ii) such Cash Note Holder's pro rata portion of the Available Cash Amount for the 12 months ended September 30, 2007, calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by the respective Cash Note Holders. For purposes of this Note, the Available Cash Amount shall be calculated as set forth in Exhibit A attached hereto.

          1.2   On October 31, 2008, an amount of principal and accrued and unpaid interest shall be paid to the Cash Note Holders equal to the greater of (i) such Cash Note Holder's pro rata portion of $1,250,000, calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by all Cash Note Holders, and (ii) such Cash Note Holder's pro rata portion of the Available Cash Amount for the 12 months ended September 30, 2008, calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by the respective Cash Note Holders.

          1.3   On October 31, 2009, an amount of principal and accrued and unpaid interest shall be paid to the Cash Note Holders equal to the greater of (i) such Cash Note Holder's pro rata portion of $1,500,000, calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by all Cash Note Holders, and (ii) such Cash Note Holder's pro rata portion of the Available Cash Amount for the 12 months ended September 30, 2009, calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by the respective Cash Note Holders.

          1.4   To the extent not paid in full pursuant to Section 1.2(a), (b) or (c) above, the unpaid Face Amount, together with all accrued and unpaid interest thereon, shall be due and payable in a single cash payment on October 12, 2010.

        2.    Application of Payments.    Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

        3.    Interest Rate.    Company further promises to pay interest on the outstanding Face Amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of eight percent (8%) per annum as set forth in Sections 1.2(a), (b), (c) and (d) hereof. Interest shall be payable in cash in accordance with Section 1. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed. Upon the occurrence and during the continuance of an Event of Default, Payee shall have the right by written notice to Company to prospectively increase the interest rate under this Note to be equal to fourteen (14%) percent per annum until such Event of Default is cured, but in no event to exceed the maximum rate allowed by law on commercial loans.

        4.    Place of Payment.    All amounts payable hereunder shall be payable to Payee at, «Address», unless another place of payment shall be specified in writing by Payee.

        5.    Secured Note.    The full amount of this Note is secured by the collateral (the "Collateral") identified and described as security therefor in the Security Agreements and the Pledge Agreement, dated October 14, 2005 (the "Security Agreements") executed by and delivered by Company to Payee. Company shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien (as defined in the Security Agreements) on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreements. Payee shall release its lien on the Collateral upon delivery by Company to a restricted account acceptable to Payee, in its reasonable discretion and over which Payee has a first lien and security interest, of cash collateral in an amount equal to the then outstanding Face Amount and all accrued but unpaid interest on this Note.

        6.    Set off.    All payments to be made under this Note shall be subject to setoff under the terms and conditions set forth in Section 7 of the Purchase Agreement. Any such setoffs shall be applied first to accrued interest and thereafter to unpaid principal.

        7.    Default.    Each of the following events shall be an "Event of Default" hereunder:

          7.1   Company fails to pay timely any of the principal due under this Note within five (5) days of the date the same becomes due and payable or any accrued interest or other amounts due under this Note within five (5) days of the date the same becomes due and payable;

          7.2   Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

          7.3   An involuntary petition is filed against Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a

2

  custodian, receiver, trustee, assignee for the benefit of creditors or other similar official is appointed to take possession, custody or control of any property of Company;

          7.4   Company breaches any material representation, warranty or covenant in, or fails to perform any material obligations under, this Note or the Security Agreements, and such breach or failure is not cured within thirty (30) days following written notice of such breach or failure delivered by Payee to Company;

          7.5   Company defaults in the payment of any amounts or in the performance of any obligations contained in any credit agreement, promissory note, lease or other agreement relating to any indebtedness of Company to any person (other than under this Note) in excess of $250,000, and any grace period applicable to such default has elapsed;

          7.6   Judgment for the payment of money in excess of $250,000 (which is not covered by insurance) is rendered by any court or other governmental body against Company, and Company does not discharge the same or procure a stay of execution thereof within thirty (30) days from the date of entry thereof, and within such 30-day period (or such longer period during which execution of such judgment shall have been stayed) Company does not appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserve therefor as may be required under generally accepted accounting principles; or

          7.7   Company breaches any material representation, warranty or covenant in, or fails to perform any material obligation under, the Purchase Agreement, and such breach or failure is not cured within thirty (30) days following written notice of such breach or failure delivered by Payee to Company, and such uncured breach or failure has, or will have, a material adverse effect on the Company and its subsidiaries taken as a whole.

        Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Payee, and, in the case of an Event of Default pursuant to 7.2 or 7.3 above, automatically, be immediately due, payable and collectible by Payee pursuant to applicable law.

        8.    Waiver.    Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

        Any term, covenant, agreement or condition of this Note may, only with the written consent of the Company and Payee, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), altered, modified or amended.

        9.    Governing Law.    This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

        10.    Information Rights.    For so long as any amounts are owing hereunder, the Company shall deliver to Payee, at the Company's expense, as soon as practicable, but in any event within thirty (30) calendar days after the end of each month an unaudited profit or loss statement with respect to the combined operations of the Target Companies, substantially in the form of the financial statement form attached hereto as Exhibit A.

        11.    Non-Negotiable; Transfer; Successors and Assigns.    THIS NOTE IS NON-NEGOTIABLE. Payee may not assign or otherwise transfer this Note without the prior written consent of Company, which shall not be unreasonably withheld or delayed. Subject to the foregoing, the provisions of this

3

Note shall inure to the benefit of and be binding on any successor to Company and shall extend to any holder hereof.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

4

COMPANY

LOCAL MATTERS, INC.
By:	/s/ PERRY EVANS
	Name:	Perry Evans
	Title:	CEO and President
Address:	1221 Auraria Parkway Denver, CO 80202
ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:
PAYEE

Signature Page to Secured Promissory Note

EXHIBIT A

AVAILABLE CASH AMOUNT CALCULATION

        For any 12-month period described in Section 1 of the Note to which this Exhibit A is attached, the Available Cash Amount shall be 50% multiplied by the Net Income of Target Companies, adjusted by the amounts set forth below. All revenues and expenses determined in accordance with generally accepted accounting principles consistently applied and consistent with the past practices of the Target Companies (as detailed below), as identified in the Target Companies' historical financial statements attached hereto as Exhibit A-1 (the "Historical Financials"), will be utilized in arriving at the Available Cash Amount for any calendar year. In addition, for purposes of calculating the total revenues of the Target Companies, revenues to the Target Companies based on the license of the "City Boss" products to the Company (as successor in interest to YP Web Partners, LLC) shall be included in such calculation. On or prior to October 15 of any calendar year in which amounts are payable pursuant to Section 1.2 of the Note to which this Exhibit A is attached, the Company will prepare or cause to be prepared a statement designated the available cash statement (the Available Cash Statement") setting forth in reasonable detail the method of calculating the Available Cash Amount for the 12-month period ending September 30 that immediately precedes each Available Cash Statement, which shall be in accordance with the methodology used in the Target Companies' Historical Financials, and shall deliver or cause to be delivered to Payee such Available Cash Statement. In the event that revenues are received in respect of products or services that include both the Target Companies and products or services of the Company, the Company shall calculate, in good faith, the amount of such revenues attributable to the products of the Target Companies, and shall include such calculation as an attachment to the Available Cash Statement. In the event that Payee objects to Company's calculation of the Available Cash Amount, then, within 30 days after the delivery to Payee of the Available Cash Statement, Payee shall deliver to Company a notice describing in reasonable detail Payee's objection to Company's calculation (an "Objection Notice"), accompanied by a statement setting forth the dollar amount determined by Payee to represent the Available Cash Amount or a request for additional information from Company that Payee may require in order to determine the Available Cash Amount. If Payee does not deliver an Objection Notice to Company within the 30-day period referred to in the preceding sentence, then the Company's calculation of the Available Cash Amount shall be binding and conclusive on Company and Payee. If Payee delivers an Objection Notice to Company within the 30-day period referred to in this paragraph, and if Payee and Company are unable to agree upon the calculation of the Available Cash Amount within 60 days after an Objection Notice is delivered to Company, Payee and Company shall select a nationally recognized accounting firm mutually acceptable to them (the "Neutral Accountant") to resolve any remaining objections, the cost of which shall be paid by the party whose assertions regarding the amount of the Available Cash Amount differ by the greater amount from the Available Cash Amount determined by the Neutral Accountant. If Company and Payee are unable to select the Neutral Accountant within 10 days after the commencement of such selection process, the Neutral Accountant shall be KPMG (or its successor) unless Company and Payee agree to another Neutral Accountant within 15 days of the commencement of the selection process. Payee and Company shall jointly instruct the Neutral Accountant to resolve any unresolved objections within 30 days after referral of the matter to them, and the determination by the Neutral Accountant of the Available Cash Amount, which shall be made in accordance with this Exhibit A, shall be conclusive and binding on the Company and Payee absent fraud or manifest error.

Net Income	$	XX
Plus:
Taxes paid or accrued	$	XX
Amortization Expenses	$	XX
Depreciation Expenses	$	XX
Corporate overhead of the Company allocated to the Target Companies	$	XX
Minus:
Capital Expenses (excluding amounts paid for acquisition of domain names and acquisition of companies to acquire domain names)	$	XX
Total:
Multiplied by 50%	$	XX

EXHIBIT A-1

HISTORICAL FINANCIALS

Ordinary Income/Expense
Income
MAG Sales	X
OLWM Sales	X
City Boss Income	X

Total Income	XX
Expense
Affiliate	X
Affiliate Commissions Tpacket	X
Bank Service Charges	X
Charity	X
Contract Labor	X
Consulting Expenses	X
Domain Names	X
Due & Subscriptions	X
Advertising	X
Insurance
Dental	X
Health Insurance	X
Other	X
Life Insurance	X
Property	X
Unemployment	X
Work Comp	X
Internet Fees	X
Licenses / Content	X
Local Meals	X
Miscellaneous	X
Moving Expense	X
Office Supplies	X
Payroll Expenses	X
Postage and Delivery	X
Professional Fees
Accounting	X
Legal Fees	X
Rent	X
Repairs
Computer Repairs	X
Building Repairs	X
Other Repairs	X
Software	X
Taxes—Federal	X
Taxes—Property	X
Taxes—State	X
Telephone	X
TPacket Bank Charges	X
Trade Shows	X

Travel & Ent
Meals	X
Travel & Ent—Other	X
Travel Packet Info	X
Use Tax	X
Utilities	X

Total Expense	XX

Net Ordinary Income (EBITDA)	XX
Other Income/Expense
Other Income
Equipment Lease	X
Other Income	X
Interest Income (Expense)	X

Total Other Income	XX

Net Other Income	XX

Net Income	XX

ALLONGE
TO
SECURED PROMISSORY NOTE

        For good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, this Allonge to Secured Promissory Note is entered into by the undersigned with respect to that certain Promissory Note dated January 19, 2007 in the original principal amount of $            (the "Note") executed by LOCAL MATTERS, INC., a Delaware corporation (the "Company"), in favor of                        , an individual residing at                        ("Payee").

Recitals:

        A.    The Company and the Payee desire to amend the payment structure of the Note as provided for herein.

        B.    Capitalized terms used herein shall have the meanings ascribed to them in the Note, unless otherwise defined herein.

        NOW, THEREFORE, the Company and Payee, intending to be legally bound hereby, agree as follows:

        1.     Subject to Section 2 below, in lieu of the installment payments set forth in Sections 1.1, 1.2, and 1.3 of the Note, the face amount of the note and all accrued and unpaid interest shall be paid on the dates and in the amounts set forth on Schedule 1 attached hereto.

        2.     Notwithstanding the foregoing,

          (a)   in the event that the Payee's pro rata portion (calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by the respective Cash Note Holders) of the Available Cash Amount for the twelve months ended September 30, 2007 exceeds the sum of the payments made or required to be made to the Payee pursuant to Section 1 of this Allonge to Secured Promissory Note during the twelve months ended December 31, 2007, plus any amounts paid pursuant to Sections 3 or 4 of this Allonge during the twelve months ended September 30, 2007, on the later to occur of (i) October 31, 2007 or (ii) the date of the final determination of the Available Cash Amount as provided in the Note, the Company shall pay to the Payee the amount by which the Payee's pro rata portion (calculated based on the relative then-outstanding balance of the Face Amounts of the Cash Notes held by the respective Cash Note Holders) of the Available Cash Amount for the twelve months ended September 30, 2007 exceeds the sum of the payments made or required to be made to the Payee pursuant to Section 1 of this Allonge to Secured Promissory Note during the twelve months ended December 31, 2007, plus any amounts paid pursuant to Sections 3 or 4 of this Allonge during the twelve months ended September 30, 2007;

          (b)   in the event that the Payee's pro rata portion (calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by the respective Cash Note Holders) of the Available Cash Amount for the twelve months ended September 30, 2008 exceeds the sum of the payments made or required to be made to the Payee pursuant to Section 1 of this Allonge to Secured Promissory Note during the twelve months ended December 31, 2008, plus any amounts paid pursuant to Sections 3 or 4 of this Allonge during the twelve months ended September 30, 2008, on the later to occur of (i) October 31, 2008 or (ii) the date of the final determination of the Available Cash Amount as provided in the Note, the Company shall pay to the Payee the amount by which the Payee's pro rata portion (calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by the respective Cash Note Holders) of the Available Cash Amount for the twelve months ended September 30, 2008 exceeds the sum of the payments made or required to be made to the Payee pursuant to Section 1 of this Allonge to Secured Promissory Note during the twelve months ended December 31, 2008, plus any amounts paid pursuant to Sections 3 or 4 of this Allonge during the twelve months ended September 30, 2008.

          (c)   in the event that the Payee's pro rata portion (calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by the respective Cash Note Holders) of the Available Cash Amount for the twelve months ended September 30, 2009 exceeds the sum of the payments made or required to be made to the Payee pursuant to Section 1 of this Allonge to Secured Promissory Note during the twelve months ended December 31, 2009, plus any amounts paid pursuant to Sections 3 or 4 of this Allonge during the twelve months ended September 30, 2009, on the later to occur of (i) October 31, 2009 or (ii) the date of the final determination of the Available Cash Amount as provided in the Note, the Company shall pay to the Payee the amount by which the Payee's pro rata portion (calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by the respective Cash Note Holders) of the Available Cash Amount for the twelve months ended September 30, 2009 exceeds the sum of the payments made or required to be made to the Payee pursuant to Section 1 of this Allonge to Secured Promissory Note during the twelve months ended December 31, 2009, plus any amounts paid pursuant to Sections 3 or 4 of this Allonge during the twelve months ended September 30, 2009.

        3.     In the event that the Company effects a public offering of any nature, including, without limitation, an offering on the Alternative Investment Market in London, England or the Toronto Stock Exchange (a "Public Offering"), the Company shall consult with the underwriters or nominated advisor, as applicable, regarding the use of a portion of the net proceeds from such Public Offering to pay all or a portion of the principal and accrued and unpaid interest on the Cash Notes. If the underwriters or nominated advisor with respect to the Public Offering determine that marketing factors permit such payment to be made, then the Company shall apply to the payment of the Cash Notes an amount reasonably acceptable to such underwriters. All such payments shall occur on the date of closing of the Company's sale of its securities pursuant to such Public Offering. In the event such a payment is made, all payments will be applied to the Cash Notes pro rata (calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by the respective Cash Note Holders), the Secured Promissory Note dated July 2, 2007 (the "Secured Promissory Note") and the promissory notes issued by the Company on or about October 19, 2006 in the aggregate face amount of approximately $6,000,000 (the "Interim Financing Notes") in an amount not less than the pro rata amount payable to the holders of the Cash Notes, the Secured Note and the Interim Financing Notes upon such Public Offering. In addition, in the event of a Public Offering, to the extent that principal amounts and accrued and unpaid interest remain owing pursuant to the Cash Notes, Sections 1 and 2 of this Allonge shall be of no further force or effect, and the payment schedule of the Cash Notes will revert to the terms in place prior to the effectiveness of this Allonge.

        4.     In the event that the Board of Directors of the Company elects not to undertake a Public Offering, the Company will be required to make additional payments on the Note in amount equal to the Payee's pro rata portion (calculated based on the relative then outstanding balance of the Face Amounts of the Cash Notes held by the respective Cash Note Holders) of one-half of the difference between $1,000,000 and the amounts actually expended in connection with such Public Offering (the "Additional Payment"). Notwithstanding the foregoing, if, as of December 31, 2007 the Company has not effected and is Not Actively Pursuing a Public Offering, the Company shall be deemed to have elected not to undertake a Public Offering, and the payments called for by the immediately preceding sentence shall be due and payable beginning on January 31, 2008. The earlier of the date on which the Board of Directors of the Company elects not to undertake a Public offering or, if the Company has not effected and is Not Actively Pursuing a Public Offering, December 31, 2007 shall be the "Election Date." For purposes of this Note, "Not Actively Pursuing a Public Offering" shall mean that the Company has failed to retain, or to continue to retain, lawyers, accountants and underwriters to effect a Public Offering or alternatively, if the Company has retained lawyers, accountants and underwriters to effect a Public Offering, such lawyers, accountants and underwriters are not actively, continuously and in good faith taking all action necessary to effect a Public Offering. Within 15 days following the Election Date, the Company will provide to the Payee a detailed schedule of the total expenses associated with the Public Offering (the "Offering Expenses"). In the event that the Payee objects to the Company's calculation of the Offering Expenses, the Payee shall deliver to the Company a notice describing in reasonable detail the Payee's objection to the Company's calculation (an "Objection Notice"), accompanied by a statement setting forth the dollar amount determined by the Payee to represent the Offering Expenses. If the Payee does not deliver an Objection Notice to the Company within the 30-day period referred to in the immediately preceding sentence, then the Company's calculation of the Offering Expenses shall be binding and conclusive on the Company and the Payee. If the Payee delivers an Objection Notice to the Company within 30-day period referred to in this paragraph, and if the Payee and the Company are unable to agree upon the calculation of the Offering Expenses within 60 days after an Objection Notice is delivered to the Company, the Payee and the Company shall select a nationally recognized accounting firm mutually acceptable to them (the "Neutral Accountant") to resolve any remaining objections, the cost of which shall be paid by the party whose assertion regarding the amount of the Offering Expenses differs by the greater amount from the Offering Expenses determined by the Neutral Accountant. If the Company and the Payee are unable to select a Neutral Accountant within 10 days after the commencement of such selection process, the Neutral Accountant shall be KPMG (or its successor) unless the Company and the Payee agree to another Neutral Accountant within 15 days of the commencement of the selection process. The Payee and the Company shall jointly instruct the Neutral Accountant to resolve any unresolved objections within 30 days after referral of the matter to it and the determination by the Neutral Accountant of the Offering Expenses shall be conclusive and binding on the Company and the Payee absent fraud or manifest error. The Additional Payment shall be paid in four equal installments. The first installment shall be paid on the last day of the month in which the Additional Payment is calculated as provided in this Section 4 and the remaining three installments shall be paid on the last day of each of the next three following months. The Additional Payment shall be in addition to the payment of the amount set forth on Schedule 1.

        5.     Section 5 of the Note is deleted in its entirety and the following is inserted in lieu thereof:

            5.    Secured Note.    The full amount of this Note is secured by the collateral (the "Collateral") identified and described as security therefor in (i) the Security Agreements and the Pledge Agreement, dated October 14, 2005 (the "2005 Security Agreements") executed and delivered by Company, Local Matters Media Division, Inc. (formerly known as MyAreaGuide.Com, Inc.), a Nevada corporation, and Local Matters Media Division, Inc. (formerly known as Online Web Marketing, Inc.), a Utah corporation, as applicable, to Payee and (ii) the Security Agreement dated as of September 25, 2007 (the "2007 Security Agreement", and together with the 2005 Security Agreements, the "Security Agreements") executed and delivered by Local Matters Media Division, Inc. (formerly known as MyAreaGuide.Com, Inc.), a Nevada corporation, to Payee. Company specifically reaffirms, confirms and acknowledges the 2005 Security Agreements and the Liens (as defined thereunder) on all of the Collateral thereunder as security for the Company's payment and performance of the Secured Obligations (as defined thereunder), whether now existing or hereafter arising, which Secured Obligations include without limitation the indebtedness, liabilities and obligations of Company under the Note and this Allonge to Secured Promissory Note. Company shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien (as defined in each Security Agreement) on or in the Collateral, or any portion thereof, except as permitted pursuant to each Security Agreement. Payee shall release its lien on the Collateral upon (i) delivery by Company to a restricted account acceptable to Payee, in its reasonable discretion and over which Payee has control and a first lien and security interest, of cash collateral in an amount equal to the then outstanding principal amount of the Note and all accrued but unpaid interest on the Note as amended by this Allonge to Secured Promissory Note and (ii) execution and delivery to Payee of a control agreement in form and substance satisfactory to Payee.

        6.     The Note is hereby amended by adding the following provision:

            12.    No Novation.    This Allonge to Secured Promissory Note is an amendment to some of the terms and conditions of this Note. This Allonge to Secured Promissory Note is not a novation of this Note, nor is the indebtedness described in the Allonge to Secured Promissory Note a novation of the indebtedness represented by this Note.

        7.     Except as provided above, all other provisions of the Note shall remain in full force and effect. Nothing in this Allonge to Secured Promissory Note is intended to modify or effect in any way the rights and obligations of the parties arising under the Note prior to the date hereof.

        IN WITNESS WHEREOF, the undersigned have caused this Allonge to Secured Promissory Note to be executed on July 2, 2007.

LOCAL MATTERS, INC.
By:	/s/ PERRY EVANS Perry Evans President and Chief Executive Officer
Signature:

INTERVENTION

        NOW COMES each of Local Matters Media Division, Inc. (formerly known as MyAreaGuide.Com, Inc.), a Nevada corporation ("Local Matters-Nevada"), and Local Matters Media Division, Inc. (formerly known as Online Web Marketing, Inc.), a Utah corporation ("Local Matters-Utah") who intervene in the Allonge to Secured Promissory and this Note and specifically reaffirm, confirm and acknowledge the 2005 Security Agreements, as applicable, and the Liens on all of the Collateral thereunder as security for the Company's payment and performance of the Secured Obligations (as defined thereunder), whether now existing or hereafter arising, which Secured Obligations include, without limitation, the indebtedness, liabilities and obligations of the Company under the Note and this Allonge to Secured Promissory Note. Each of Local Matters-Nevada and Local Matters-Utah shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien (as defined in each Security Agreement) on or in the Collateral or any portion thereof, except as permitted pursuant to each Security Agreement.

LOCAL MATTERS MEDIA DIVISION, INC., a Nevada corporation
By:
Its:
LOCAL MATTERS MEDIA DIVISION, INC., a Utah corporation
By:
Its:

SCHEDULE 1

	Cash Payment	Principle	Interest	Balance
7/2/07				3,211,728.00
7/31/07	30,000.00	8,177.85	21,822.15	3,203,550.15
8/31/07	30,000.00	8,233.41	21,766.59	3,195,316.74
9/30/07	30,000.00	8,989.70	21,010.30	3,186,327.04
10/31/07	30,000.00	8,350.44	21,649.56	3,177,976.61
11/30/07	30,000.00	9,103.72	20,896.28	3,168,872.89
12/31/07	30,000.00	8,469.03	21,530.97	3,160,403.86
1/31/08	39,473.43	18,000.00	21,473.43	3,142,403.86
2/29/08	37,973.64	18,000.00	19,973.64	3,124,403.86
3/31/08	39,228.83	18,000.00	21,228.83	3,106,403.86
4/30/08	38,425.67	18,000.00	20,425.67	3,088,403.86
5/31/08	38,984.22	18,000.00	20,984.22	3,070,403.86
6/30/08	38,188.96	18,000.00	20,188.96	3,052,403.86
7/31/08	38,739.62	18,000.00	20,739.62	3,034,403.86
8/31/08	38,617.32	18,000.00	20,617.32	3,016,403.86
9/30/08	37,833.89	18,000.00	19,833.89	2,998,403.86
10/31/08	38,372.72	18,000.00	20,372.72	2,980,403.86
11/30/08	37,597.18	18,000.00	19,597.18	2,962,403.86
12/31/08	38,128.11	18,000.00	20,128.11	2,944,403.86
1/31/09	37,500.00	17,494.19	20,005.81	2,926,909.68
2/28/09	37,500.00	19,537.60	17,962.40	2,907,372.08
3/31/09	37,500.00	17,745.80	19,754.20	2,889,626.28
4/30/09	37,500.00	18,499.72	19,000.28	2,871,126.56
5/31/09	37,500.00	17,992.07	19,507.93	2,853,134.49
6/30/09	37,500.00	18,739.66	18,760.34	2,834,394.83
7/31/09	37,500.00	18,241.65	19,258.35	2,816,153.18
8/31/09	37,500.00	18,365.59	19,134.41	2,797,787.59
9/30/09	37,500.00	19,103.59	18,396.41	2,778,684.00
10/31/09	37,500.00	18,620.17	18,879.83	2,760,063.83
11/30/09	37,500.00	19,351.64	18,148.36	2,740,712.19
12/31/09	37,500.00	18,878.17	18,621.83	2,721,834.02
1/31/10	37,500.00	19,006.44	18,493.56	2,702,827.58
2/28/10	37,500.00	20,912.78	16,587.22	2,681,914.79
3/31/10	37,500.00	19,277.67	18,222.33	2,662,637.12
4/30/10	37,500.00	19,992.25	17,507.75	2,642,644.87
5/31/10	37,500.00	19,544.50	17,955.50	2,623,100.37
6/30/10	37,500.00	20,252.22	17,247.78	2,602,848.16
7/31/10	37,500.00	19,814.89	17,685.11	2,583,033.26
8/31/10	37,500.00	19,949.53	17,550.47	2,563,083.73
9/30/10	37,500.00	20,646.85	16,853.15	2,542,436.89

On October 12, 2010, the entire remaining principal amount and all accrued and unpaid interest shall be due and payable in full.

QuickLinks

SECURED PROMISSORY NOTE